Exhibit 99.1

Contact:	Cathy Engel	FOR IMMEDIATE RELEASE
PECO
2301 Market Street, S14-1
Philadelphia, PA 19103
215-841-5555
catherine.engel@peco-energy.com

PECO harnesses solar power

Company purchases 6 megawatts of solar credits

PHILADELPHIA (March 3, 2010) – PECO has signed 10-year agreements to purchase 6 megawatts, or 80,000 solar energy credits, in support of Pennsylvania’s Alternative Energy Portfolio Standards (AEPS). The purchases were made at an average price of $256.57 per megawatt hour.

Enough energy to power nearly 1,000 homes for 10 years, it would take about eight football fields of solar panels to produce the 6 megawatts purchased. Once complete, the company’s purchases could result in the same environmental benefit as planting more than 48,000 acres of trees or not driving more than 133 million miles.

The first utility in the state to buy and bank green energy credits, these solar purchases are in addition to more than 450,000 megawatt-hours of wind and other renewable energy credits already purchased by PECO since 2008.

“These purchases underscore our strong environmental focus and commitment to renewable energy for our customers,” said Denis P. O’Brien, PECO president and CEO. “By acting now PECO is helping to increase demand for renewable energy resources and promote clean energy technologies.”

The AEPS legislation requires that by 2011, 3.5 percent of the energy sold to PECO customers is generated from renewable resources such as wind, landfill gas, and solar. These requirements are measured by renewable energy credits. Credits are sold by electric generators on a one-to-one basis each time they produce one megawatt-hour of renewable energy.

PECO’s support of alternative energy is part of a broader environmental initiative to preserve the environment and help customers become more environmentally responsible. Totaling more than $15.3 million of work, the comprehensive program also includes the installation of a green roof and new energy efficient Crown Lights system at the company’s Center City headquarters; the opening of PECO’s first ‘green building’ in West Chester, recently awarded silver certification for Leadership in Energy and Environmental Design (LEED); improvements to secure LEED certification for many other company work sites; the increased use of hybrid and biodiesel vehicles; support for community environmental projects; and enhanced tools and programs to help customers use energy more efficiently.

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Solar Credit Purchase Release

PECO’s efforts are a component of Exelon 2020: A Low-Carbon Roadmap, the comprehensive environmental plan of PECO’s parent company. Exelon 2020 sets the goal of reducing, offsetting or displacing more than 15 million metric tons of greenhouse gas emissions per year by 2020. This is more than the company’s 2001 carbon footprint and is equivalent to taking nearly 3 million cars off American roads and highways.

PECO completed the solar credit purchase through a competitive Request for Proposal (RFP) process launched in October 2009. The RFP process was overseen by independent monitor Navigant Consulting, and approved by the Pennsylvania Public Utility Commission (PUC).

For more information visit www.peco.com/AEPS.

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Based in Philadelphia, PECO is an electric and natural gas utility subsidiary of Exelon Corporation (NYSE: EXC). PECO serves 1.6 million electric and 486,000 natural gas customers in southeastern Pennsylvania and employs about 2,400 people in the region. PECO delivered 84.3 billion cubic feet of natural gas and 38.1 billion kilowatt-hours of electricity in 2009. Founded in 1881, PECO is one of the Greater Philadelphia Region’s most active corporate citizens, providing leadership, volunteer and financial support to numerous arts and culture, education, environmental, economic development and community programs and organizations.

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